Exhibit 10.15.1

ADDENDUM NO.1 TO ARE QUOTA SHARE RETROCESSION AGREEMENT
This Addendum No. 1 is made and entered into as of the 1st day of January, 2017 ("Addendum Effective Date"), and amends the Quota Share Retrocession Agreement ("Agreement"), effective January 1, 2014 , by and between Arch Reinsurance Europe Underwriting Designated Activity Company ("ARE") and Watford Re Ltd.
NOW, THEREFORE, in consideration of the mutual provisions and agreements contained herein and in the Agreement, the parties, intending to be bound in contract, hereby agree as follows:

1.
As of the Addendum Effective Date, the definition of "Requited Security Amount" is amended to mean (i) [**]% of the Retrocessionaire's share of [**] , plus (ii) [**]% of the Retrocessionaire's share of [**] in respect of Short-Tail Business, plus (iii) [**]%of the Retrocessionaire's share of [**] in respect of Long-Tail Business, less [**] of [**] due from the Company to Retrocessionaire under the Agreement.

2.
"Short-Tail Business" means (i) agriculture, non-standard automobile, property, surety and title business; (ii) proportional reinsurance of marine, aviation and automobile (personal and commercial) business; and (iii) any other lines of business with similar or shorter loss development patterns.

3.
"Long-Tail Business" means (i) casualty (other than lines specifically enumerated as Short-Tail Business) and mortgage business; (ii) excess of loss reinsurance of marine, aviation and automobile (personal and commercial) business; and (iii) any other lines of business with similar or longer loss development patterns.

4.
ARE's classifications of specifically enumerated risks shall be conclusive in the absence of bad faith. In cases of doubt as to risks not specifically enumerated as Short- Tail Business or Long-Tail Business, such risks shall be treated as Long-Tail Business.

5.
In Article 19, paragraph A.1, "[**] of the Required Security Amount" shall be changed to "(a) [**]of the Retrocessionaire's share of the sum of [**] and [**], less (b)[**]of [**] due from the Company to Retrocessionaire under the Agreement."

6.
Notwithstanding Article 19. A.1 of the Agreement, any amount required to be funded through a letter of credit (including, without limitation, pursuant to paragraph 5 above) may be funded, at the option of the Retrocessionaire, by any combination of qulifying letter of credit (including [**]) under Article 19.A.1 and a Regulatory Trust Account (including [**] of the sum of the [**] and [**]).

7.
"Regulatory Trust Account" means funds deposited pursuant to a trust agreement in form and substance, and with a third party trustee, in each satisfactory to the Company in its sole discretion that meets the requirements of any applicable law, regulation or regulatory authority (including, without limitation, the Insurance

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Supervision Directorate of the Central Bank of Ireland), which shall be invested in accordance with applicable regulatory investment guidelines (including, without limitation, any regulations promulgated by the Insurance Supervision Directorate of the Central Bank of Ireland) and shall, in addition, conform to the guidelines set forth in the National Association of Insurance Commissioners Credit for Reinsurance Model Regulation, as the same may be supplemented and amended.

8.	As of the Addendum Effective Date, Article 19, paragraph H, is deleted.
IN WITNESS THEREOF, the parties hereto have executed this Addendum No. 1 as of the day and year first above written.

ARCH REINSURANCE EUROPE UNDERWRITING DESIGNATED ACTIVITY

/s/ Sinead Riordan

WATFORD RE LTD.

/s/ Jon Levy

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